EXHIBIT 99.1

              Middle Bay Oil Company, Inc. Closes Exchange Offer
                For Assets of Enex Consolidated Partners, L.P.

Houston, Texas, December 30, 1998...Middle Bay Oil Company, Inc. ("Middle Bay") (NASDAQ: MBOC) and its majority-owned subsidiary, Enex Resources Corporation ("Enex") (OTC: ENEX), announced today that Middle Bay has successfully completed the acquisition of substantially all the assets of Enex Consolidated Partners, L.P., a publicly-held oil and gas limited partnership (the "Partnership").

The transaction, which is valued at $11.5 million, involved the issuance of approximately 2,187,000 shares of Middle Bay's Series C Convertible Preferred stock in exchange for the outstanding limited partnership interests of the Partnership, the transfer of the Partnership's assets and liabilities to Middle Bay, and the dissolution of the Partnership. Enex was general partner of the Partnership and owned 56.24% of the total outstanding limited partnership units.

The Middle Bay Series C Preferred stock will pay cumulative cash dividends at the rate of 10% per annum, has a $5.00 per share liquidation preference, and each Series C Preferred share is convertible into one share of Middle Bay common stock. Application has been made to list the Series C Preferred shares on the NASDAQ Stock Market.

Total proved reserves of the Partnership are approximately 8,958 MMCF of natural gas and 797 thousand barrels of oil with a PV 10% value of $14.1 million as of October 1, 1998, based upon an independent engineering reserve report contained in the prospectus. On an equivalent barrel basis, the reserves are 65% gas with 82% classified as proved developed producing. The Partnership properties are located primarily in Texas. In addition, the Partnership has approximately $1.1 million in working capital.

John J. Bassett, President and Chief Executive Officer of Middle Bay, stated, "We are pleased to complete the Enex partnership acquisition. This transaction will benefit Middle Bay in several ways, including an approximate 10% increase in net proved reserves, simplified corporate structure, additional bank borrowing capacity and reduced overhead expenses."

A registration statement filed with the Securities and Exchange Commission by Middle Bay relating to the transaction became effective on November 27, 1998. The prospectus, which is part of the registration statement, was first mailed to the Partnership limited partners on November 30, 1998. The transaction has an effective date of October 1, 1998.

Middle Bay Oil Company, Inc. is an independent oil and gas exploration and production company headquartered in Houston, Texas with operations in the Gulf Coast and Mid-Continent regions.